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                                                                 EXHIBIT (a)(86)


On Thursday, February 26, the United States Department of Justice (DOJ) filed an antitrust suit against Oracle to block Oracle's proposed hostile tender offer for PeopleSoft. The complaint features not only the signature of U.S. Assistant Attorney General R. Hewitt Pate, but also the signatures of seven Attorneys General representing the states of Hawaii, Maryland, Massachusetts, Minnesota, New York, North Dakota, and Texas, which joined the antitrust suit.

"WE BELIEVE THIS TRANSACTION IS ANTICOMPETITIVE - PURE AND SIMPLE." THAT'S HOW
R. HEWITT PATE, ASSISTANT ATTORNEY GENERAL IN CHARGE OF THE DOJ'S ANTITRUST DIVISION, CHARACTERIZED THE PROPOSED ACQUISITION IN HIS PRESS RELEASE.

Since the DOJ made its announcement, a Who's Who of antitrust experts has weighed in on the case. The message from all quarters appears to be: It's over. Time to move on. There are a lot of good reasons for this message. Maybe the strongest: The Justice Department has lost only seven of 126 cases from 1991 to 2002, according to the agency's statistics as reported in the SAN JOSE MERCURY NEWS. That's almost a 95 percent win rate.

Today's special ONEVOICE edition summarizes the DOJ's reasons for filing its lawsuit, then brings you just a sampling of the independent expert commentary that has headlined the media since the DOJ filed its lawsuit.


          THE VIEW FROM THE DOJ: "ANTICOMPETITIVE - PURE AND SIMPLE" In its complaint, the U.S. Department of Justice says it believes Oracle's offer is anticompetitive because it would reduce to two the companies worldwide who offer enterprise application software to large companies and would lead to a significant reduction of technological innovation that is now fueled by the competition among three companies (PeopleSoft, SAP, and Oracle). The complaint states:

     "The effect of the proposed acquisition of PeopleSoft by Oracle would be to lessen competition substantially in interstate trade and commerce in violation of Section 7 of the Clayton Act. The transaction would likely have the following effects, among others:

          a) competition in the development, provision, sale and support of high function HRM software and high function FMS software in the relevant product and geographic markets would be eliminated or substantially lessened;
          b) actual and future competition between Oracle and PeopleSoft, and between these companies and others, in the development, provision, sale and support of high function HRM software and high function FMS software would be eliminated or substantially lessened;
          c) prices for high function HRM software and high function FMS software would likely increase to levels above those that would prevail absent the merger;
          d) innovation and quality of high function HRM software and high function FMS software would likely decrease to levels below those that would prevail absent the merger, and;
          e) quality of support for high function HRM software and high function FMS software would likely decrease to levels below those that would prevail absent the merger."


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The DOJ's suit goes on to note that the states that joined the lawsuit have spent hundreds of millions of dollars implementing PeopleSoft enterprise software solutions and could incur significant financial harm if the offer is allowed to proceed. The complaint states:

     "Plaintiff States' governmental entities and their citizens will be subject to a continuing and substantial threat of irreparable injury to their business or property, and to the general welfare and economy, and to competition, in their States unless the defendant is enjoined from carrying out this proposed acquisition."

Ironically, the DOJ's complaint features research done by none other than Oracle Co-President Chuck Phillips:

     "For example, in 2002, when Charles Phillips, currently the Co-President of Oracle, worked as an industry analyst for Morgan Stanley, he issued a report that stated:

     " `The back-office market for global companies is dominated by an oligopoly comprised of SAP, PeopleSoft, and Oracle. The market is down to three viable suppliers who will help re-automate the back office business processes for global enterprises for years to come...PeopleSoft has made it into an elite club of critical enterprise software suppliers-those with thousands of customers relying on the company for mission critical functions.' "


ATTORNEYS GENERAL SPEAK OUT

The state attorneys general made the top of the news in several prominent publications. Eliot Spitzer, attorney general for the state of New York, was quoted in the NEW YORK TIMES:

     "Without PeopleSoft in the market, Oracle would lose the incentive to offer lower prices, better services and more innovative products."

Texas Attorney General Greg Abbott's announcement was picked up by several publications, including the WASHINGTON POST. Abbott's news release states:

     " `We filed to stop this merger because it would eliminate a strong competitor for large enterprise customers; there is no way that eliminating choice will benefit anyone but Oracle,' Abbott said. `I am also concerned the acquisition would likely result in higher prices for important products, less innovation and decreased support for software applications.

     " `Many Texas agencies, local governments and universities have invested millions of dollars in enterprise software to manage vital financial and human resources operations. That investment would be jeopardized if Oracle succeeds in its anti-competitive hostile takeover attempt,' Abbott said. `By suing to block this deal, we will preserve competition and ensure continued innovation in an industry crucial to Texas government, as well as Texas-based businesses. We believe this acquisition would leave large enterprises stranded and locked in to a product without an active future.'"
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Here are links to news releases issued by four of the AGs:

TEXAS ATTORNEY GENERAL GREG ABBOTT:
http://www.oag.state.tx.us/oagnews/release.php?id=386&PHPSESSID=e96783618921737
f560720f2f00c761f

NEW YORK ATTORNEY GENERAL ELIOT SPITZER:
http://www.oag.state.ny.us/press/2004/feb/feb26b_04.html

MASSACHUSETTS ATTORNEY GENERAL TOM REILLY'S NEWS RELEASE:
http://www.ago.state.ma.us/press_rel/oracle.asp?head1=Press+Releases&section=5

HAWAII ATTORNEY GENERAL MARK J. BENNETT:
http://www.hawaii.gov/ag/press_releases/news_2004/news_022604.htm



ANTITRUST EXPERTS
Antitrust experts have been especially vocal in addressing the DOJ's case. Here are the viewpoints of six independent antitrust experts:


     JEFFREY H. BLATTNER, partner with Hogan & Hartson LLP who worked in the antitrust unit during the Clinton administration

     " `There appears to be nothing controversial about the legal underpinnings of the government's case,' Jeffrey H. Blattner, a partner with Hogan & Hartson LLP who worked in the antitrust unit during the Clinton administration, told The Washington Post. `It is a pretty straightforward application of antitrust laws to an important sector of the software industry. It is noncontroversial and straightforward. Oracle faces a very tough uphill climb.' "

                                                          -- WASHINGTON POST.COM
                                                               FEBRUARY 27, 2004

DAVID BALTO, antitrust partner with law firm White & Case in Washington, D.C.

     " `The opinions of consumers are really the lodestar of antitrust analysis,' said David Balto, an antitrust partner with law firm White & Case. `There is strong opposition from customers to this merger. Consumers were very concerned there would be a reduction in innovation and quality, and an increase in price, because of the merger.' And in this case, according to Balto, the PeopleSoft customers were particularly vocal in criticizing the deal. `The level of concern was substantial, almost unprecedented,' Balto said. `It was really significant. This wasn't a case of 60 customers on one side, and 60 on the other side. There was a lot of consumer concern, and a lot of public entities involved, such as universities and states. Oracle has an uphill battle.' "

                                                           -- CONTRA COSTA TIMES
                                                               FEBRUARY 27, 2004
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     "With the Justice Department acting Thursday to block Oracle's attempt to purchase PeopleSoft, the deal is in danger of sinking, antitrust experts said.

     " `It's `like the Titanic,' said David Balto, an antitrust attorney for White & Case in Washington, D.C."

                                                        -- SAN JOSE MERCURY NEWS
                                                               FEBRUARY 27, 2004

     "I don't think even Barry Bonds could win this for the defense. It is a very straightforward case."

                                                               -- THE DAILY DEAL
                                                               FEBRUARY 27, 2004

RICHARD GILBERT, former U.S. deputy assistant attorney general for economics with the Antitrust Division of the Department of Justice under President Clinton

     "In going to court, Ellison is risking the image of the company he founded 25 years ago, said Richard Gilbert, who served as deputy assistant attorney general for antitrust in the Clinton administration.

     " `This could be a lot of fun for everyone but him,' said Gilbert, now chairman of the Economics Department at UC Berkeley."

                                                      -- SAN FRANCISCO CHRONICLE
                                                               FEBRUARY 27, 2004

PAUL FRIEDMAN, co-chair of the antitrust group of the Washington, D.C. office of law firm Dechert LLP

     " `The government has the burden to prove the merger is anticompetitive, but `one should expect that the government is pretty confident that they've got the evidence to support their claim,' Friedman added. `I am confident that the government had substantial evidence -- primarily from customers who feared that an Oracle acquisition of PeopleSoft would limit their choices and result in higher prices.' "

                                                                   -- THE STREET
                                                               FEBRUARY 27, 2004
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ERNEST GELLHORN, antitrust professor at George Mason University law school in
Arlington, Virginia

     "You have a heavily concentrated market. You have a merger of the No. 2 and No. 3 companies in the market. That predisposes the judge to issue an injunction."

                                                                    -- BLOOMBERG
                                                               FEBRUARY 27, 2004

CHARLES BIGGIO, attorney at Akin Gump in New York City, previously worked in the DOJ's antitrust division

     "Many of PeopleSoft's apprehensive customers are government agencies, a factor that probably helped sway the Justice Department, said Charles Biggio, a New York lawyer who used to work in Justice's antitrust division. `They are basically defending every taxpayer that might have to pay higher prices if this deal went through.' "

                                                             -- ASSOCIATED PRESS
                                                               FEBRUARY 27, 2004


What better way to conclude than with the words of PeopleSoft's own corporate spokesman, Steve Swasey:

     "The game is over, the lights are out, the stadium is empty, and the tarp is being pulled over the field."

                                                             -- ASSOCIATED PRESS
                                                               FEBRUARY 29, 2004

Stay tuned to ONEVOICE for additional highlights in coming editions.


ADDITIONAL INFORMATION
PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. Stockholders should read that document and any amendments thereto because they contain important information. These filings can be obtained without charge at www.sec.gov and at www.peoplesoft.com.